UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 4, 2010

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Commission File No. 001-31299

MEDICAL STAFFING NETWORK HOLDINGS, INC.

(Exact Name Of Company As Specified In Its Charter)

Delaware	65-0865171
(State Or Other Jurisdiction Of	(IRS Employer
Incorporation Or Organization)	Identification No.)

901 Yamato Road, Suite 110

Boca Raton, Florida 33431

(Address Of Principal Executive Offices)

(561) 322-1300

(Company’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On June 4, 2010, Medical Staffing Network Holdings, Inc. (the “Company”) and all of its wholly-owned subsidiaries, including Medical Staffing Network, Inc. and Medical Staffing Holdings, LLC, entered into a Second Amendment to Forbearance Agreement (the “Amendment”) with General Electric Capital Corporation (“GECC”), as administrative agent, and with the required percentage of the first lien lenders under the Company’s Amended and Restated Credit Agreement dated March 12, 2009 (the “First Lien Credit Agreement”). Under the Amendment, GECC, as agent, and the first lien lenders have agreed to forbear from exercising default related rights and remedies with respect to the first lien debt until June 30, 2010, unless a “Forbearance Default,” as defined in the Second Forbearance Agreement, Limited Waiver and Amendment to Amended and Restated Credit Agreement entered into between the above-named parties effective as of April 7, 2010, occurs prior to that date.

The Amendment also increases from $5 million to $7 million (at any one time outstanding) the amount that GECC may make available to the Company for additional revolving loans if the Company needs liquidity assistance to meet its obligations as they come due (based on a cash flow schedule approved between the Company, GECC, as agent, and the first lien lenders).

The Company continues to have discussions with its lenders about a possible restructuring of the Company’s debt and capital structure. As part of any such agreed-upon restructuring, or if the Company’s lenders are not willing to reach an acceptable agreement in that regard, the Company may determine to seek relief under Chapter 11 of the U.S. Bankruptcy Code.

Item 9.01	Exhibits.

(d)	Exhibits

The following exhibits are filed as a part of this Current Report on Form 8-K:

Exhibit 10.1         Second Amendment to Forbearance Agreement, dated June 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medical Staffing Network Holdings, Inc.

By:	/S/ KEVIN S. LITTLE
Kevin S. Little President and Chief Financial Officer

Dated: June 4, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Forbearance Agreement, dated June 4, 2010

4